 Moody National REIT II, Inc. S-11/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody National REIT II, Inc.

We consent to the use of our report dated January 12, 2015, with respect to the consolidated balance sheet of Moody National REIT II, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, equity and cash flows for the period from July 25, 2014 (date of inception) though December 31, 2014 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Atlanta, Georgia

January 12, 2015

/s/ Frazier & Deeter, LLC